EXHIBIT 5.1




                                                        THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------

                                                                875 Third Avenue
                                                         New York, NY 10022-6225

                                                               Tel. 212.603.2000
                                                               Fax  212.603.2001

                                                              www.thelenreid.com



                                       March 4, 2005



MTM Technologies, Inc.
850 Canal Street
Stamford, CT  06902

Ladies and Gentlemen:

     We have represented MTM Technologies, Inc., a New York corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-3 (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of an aggregate amount of 4,615,386 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of the Company, to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). The Shares include (i) an aggregate of 3,846,154 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock"), of the Company and (ii) 769,232 shares of Common Stock issuable upon exercise of warrants (the "Warrants") of the Company, which Preferred Stock and Warrants are outstanding and currently owned by the Selling Securityholders.

     In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. In such examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of originals of such latter documents.

     Based upon the foregoing, we are of the opinion that as of the date hereof the Shares to be issued in accordance with the terms of the Preferred Stock and Warrants, have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and in the case of the Warrants, payment of the exercise price therefore in the manner contemplated by the Warrants will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                       Very truly yours,


                                       /s/ Thelen Reid & Priest LLP
                                       ----------------------------
                                       THELEN REID & PRIEST LLP